Exhibit 99.(i)(5)

CONSENT OF K&L GATES LLP

We hereby consent to the reference to our firm under the headings “Fund Service Providers” in the Prospectus and “Miscellaneous Information—Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 29 to the Form N-1A Registration Statement of PowerShares Actively Managed Exchange-Traded Fund Trust, File No. 333-147622.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ K&L Gates LLP
Chicago, Illinois
Feburary 28, 2012